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EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

among

LIBERTY MEDIA CORPORATION,

LMC CAPITAL LLC

LW MERGER SUB, INC. and

LIBERTY WEBHOUSE, INC.

Dated as of May 6, 2004

AGREEMENT AND PLAN OF REORGANIZATION

        Agreement and Plan of Reorganization (the "Agreement"), dated as of May 6, 2004, among Liberty Media Corporation, a Delaware corporation ("Liberty Media"), LMC Capital LLC, a Delaware limited liability company ("LMC Capital"), LW Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and Liberty Webhouse, Inc., a Delaware corporation ("LW").

RECITALS

        A.    Each of the parties to this agreement (other than Liberty Media) is a direct or indirect subsidiary of Liberty Media. The parties desire to effect the transactions set forth in this Agreement in connection with the acquisition by LMC Capital of all of the capital stock of LW not owned by LMC Capital.

        B.    Liberty Media is the sole member and manager of LMC Capital.

        C.    LMC Capital is the record holder of the following shares (the "LW Shares") of capital stock of LW: (i) 100% of the issued and outstanding shares of the Class A common stock, par value $0.01 per share, of LW ("LW Class A Common Stock"), (ii) 100% of the issued and outstanding shares of the Class B common stock, par value $0.01 per share, of LW ("LW Class B Common Stock") and (iii) approximately 95% of the issued and outstanding shares of the Class A nonvoting redeemable preferred stock, par value $0.01 per share, of LW ("LW Preferred Stock");

        D.    Merger Sub is a newly-formed corporation and will, immediately following the contribution contemplated by Article I of this Agreement, be a wholly-owned subsidiary of LMC Capital.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION TO CAPITAL OF MERGER SUB

        LMC Capital hereby grants, assigns, transfers, delivers and conveys to Merger Sub, as of the date hereof and prior to the First Effective Time (as defined below), as a contribution to capital, all of LMC Capital's right, title and interest in and to the LW Shares, in exchange for 1,000 shares of the common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock"). Merger Sub hereby acquires, accepts and receives all of LMC Capital's right, title and interest in and to the LW Shares.

ARTICLE II

LW MERGER

Section 2.1    The LW Merger.

        In accordance with and subject to the provisions of this Agreement, immediately prior to the First Effective Time, Merger Sub will be the owner of record of more than 90% of each class of the issued and outstanding capital stock of LW. Subject to the provisions of this Agreement, following the contribution of capital referenced in Article I hereof and as soon as practicable on or after the date hereof, Merger Sub shall cause to be filed a certificate of ownership and merger and such other appropriate documents and instruments (collectively, the "LW Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, as shall be necessary or desirable in order to effect the LW Merger (as defined below). The LW Merger shall become effective upon filing the LW Certificate of Merger with the Secretary of State of the State of Delaware (the time the LW Merger becomes effective being the "First Effective Time"). At the First Effective Time, Merger Sub will be merged with and into LW pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate existence of Merger Sub will cease, and LW will continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") under the laws of the State of Delaware (the "LW Merger"). The name of the Surviving Corporation will be "Liberty Webhouse, Inc."

Section 2.2    Effect of the LW Merger.

        From and after the First Effective Time, the LW Merger will have the effects set forth in Section 259 of the DGCL. If, at any time after the First Effective Time, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its rights, title and interests in, to or under any of the rights, properties or assets of Merger Sub and LW, or otherwise to carry out the intent and purposes of the LW Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Surviving Corporation, Merger Sub and LW, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of each of the Surviving Corporation, Merger Sub and LW, all such other actions and things, as may be necessary or desirable to vest, perfect or confirm any and all rights, title and interests in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent and purposes of the LW Merger.

Section 2.3    Certificate of Incorporation and Bylaws.

        At the First Effective Time, the certificate of incorporation of LW, as in effect immediately prior to such time, shall be the certificate of incorporation of the Surviving Corporation until thereafter altered, amended or repealed as provided therein or in the DGCL. The bylaws of LW, as in effect at the First Effective Time, shall be the bylaws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein or in the DGCL or in the certificate of incorporation of the Surviving Corporation.

Section 2.4    Conversion of LW Securities.

        At the First Effective Time, subject and pursuant to the terms of this Agreement and the DGCL, by virtue of the LW Merger and without any action on the part of LW, Merger Sub, Liberty Media or any other person (i) each issued and outstanding share (or fraction thereof) of LW Preferred Stock (other than the shares of LW Preferred Stock owned of record by Merger Sub immediately prior to the First Effective Time or by a holder who validly exercises appraisal rights pursuant to Section 262 of the DGCL), shall be converted into the right to receive shares of the Series A common stock, par value $.01 per share, of Liberty Media (the "Liberty Media Series A Common Stock"), at the rate of 126.228 shares of Liberty Media Series A Common Stock for each whole share of LW Preferred Stock (the "Exchange Rate"), (ii) each treasury share and each issued and outstanding share of LW Preferred Stock owned of record by Merger Sub immediately prior to the First Effective Time shall be canceled and retired, (iii) each treasury share and each issued and outstanding share of LW Class A Common Stock shall be canceled and retired, (iv) each treasury share and each issued and outstanding share of LW Class B Common Stock shall be canceled and retired, and (v) each issued and outstanding share of common stock, par value $0.01, of Merger Sub shall be converted into one share of Class A common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). At the First Effective Time, the holders of capital stock of LW shall cease to have any rights with respect to such shares, other than the right of the holders of certain shares of LW Preferred Stock to receive the applicable number of shares of Liberty Media Series A Common Stock pursuant to the terms of this Agreement, upon surrender to the Surviving Corporation of the relevant instrument representing such shares of LW Preferred Stock, or the right to exercise appraisal rights pursuant to Section 262 of the DGCL, as applicable.

Section 2.5    No Fractional Shares.

        Anything contained herein to the contrary notwithstanding, Liberty Media will not issue fractional shares of Liberty Media Series A Common Stock in the LW Merger. A holder of shares (or fractions thereof) of LW Preferred Stock (other than Merger Sub and other than a holder who validly exercises appraisal rights pursuant to Section 262 of the DGCL) will be entitled to receive the number of whole shares of Liberty Media Series A Common Stock determined by multiplying such holder's aggregate number of shares of LW Preferred Stock (including fractional shares of LW Preferred Stock) by the Exchange Rate; provided, however, that in the event any holder of LW Preferred Stock would otherwise have been entitled to a fraction of a share of Liberty Media Series A Common Stock upon surrender of certificates formerly evidencing shares of LW Preferred Stock for exchange pursuant to this Section 2.5, such fraction will be rounded up to the nearest whole number, so that such holder will instead be entitled to receive a whole number of shares of Liberty Media Series A Common Stock; provided further, however, that if more than one certificate formerly evidencing shares of LW Preferred Stock shall be surrendered for the account of the same holder, the number of shares of Liberty Media Series A Common Stock for which such holder has surrendered certificates formerly evidencing LW Preferred Stock shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

Section 2.6    Closing of Stock Transfer Books.

        At the First Effective Time, the LW stock transfer books shall be closed with respect to the shares of LW capital stock outstanding immediately prior to the First Effective Time. All shares of Liberty Media Series A Common Stock issued upon surrender of a certificate formerly evidencing shares of LW Preferred Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to that certificate and the shares of LW Preferred Stock formerly evidenced thereby. At and after the First Effective Time there shall be no further registration of transfers on the LW stock transfer books of shares of LW capital stock outstanding immediately prior to the First Effective Time.

Section 2.7    Exchange of Shares.

        Within ten days after the effective date of the LW Merger, the Surviving Corporation shall cause to be mailed to each holder of record (other than Merger Sub) of a certificate or certificates that, prior to the First Effective Time, represented issued and outstanding shares (or fractions thereof) of LW Preferred Stock ("LW Certificates"), a notice of the effectiveness of the LW Merger and instructions for effecting the surrender and exchange of LW Certificates. Delivery of LW Certificates shall be effective, and risk of loss and title to LW Certificates shall pass, only upon delivery of the LW Certificates to the address specified by the Surviving Corporation in such instruction letter. Promptly following the surrender of any LW Certificate in accordance with such instruction letter, together with any other documents required by such instruction letter, Liberty Media will cause its stock transfer agent to distribute to the person in whose name such surrendered LW Certificate was registered on the stock transfer books of LW (or, subject to the following sentence, such person's designee), one or more certificates registered in the name of such person (or, subject to the following sentence, such person's designee) representing the number of whole shares of Liberty Media Series A Common Stock (the "Liberty Shares") into which the shares (or fractions thereof) of LW Preferred Stock formerly evidenced by the surrendered LW Certificate shall have been converted in the LW Merger at the First Effective Time pursuant to Section 2.4 and Section 2.5 hereof. If any Liberty Shares are to be issued pursuant to the LW Merger in a name other than that in which the surrendered LW Certificate is registered, it will be a condition to issuance of such Liberty Shares that (i) the LW Certificate so surrendered be properly endorsed or otherwise in proper form for transfer, and (ii) the registered holder of such LW Certificate or the other person or entity in whose name the Liberty Shares are to be issued (A) pays any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of Liberty Media and its transfer agent that such taxes have been paid or are not required to be paid, and (B) establishes to the satisfaction of Liberty Media and its transfer agent that such transfer would not violate applicable federal or state securities laws. If any LW Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such LW Certificate to be lost, stolen or destroyed satisfactory to the Surviving Corporation and Liberty Media, and complying with any other reasonable requirements imposed by the Surviving Corporation or Liberty Media, the Surviving Corporation (or the Surviving LLC (as defined in Section 3.1), as successor to the Surviving Corporation) will cause to be delivered to such person in respect of such lost, stolen or destroyed LW Certificate the number of Liberty Shares to which such person is entitled in respect thereof as determined in accordance with Section 2.4 and 2.5 hereof. The Surviving Corporation may, in its discretion, require the owner of such lost, stolen or destroyed LW Certificate to give it a bond in such reasonable sum as it may direct as indemnity against any claim that may be made with respect to the LW Certificate alleged to have been lost, stolen or destroyed.

Section 2.8    Restrictions on Liberty Shares.

        The Liberty Shares will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws. The Liberty Shares may not be sold, transferred, pledged, or otherwise disposed of, unless such sale or transfer is also exempt from such registration requirements, or is registered pursuant to the Securities Act. At the time of issuance pursuant to the LW Merger, the Liberty Shares shall bear a restrictive legend in substantially the following form:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN PURCHASED FOR INVESTMENT PURPOSES. THEY MAY NOT BE OFFERED OR SOLD UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR UNLESS EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF ARE AVAILABLE FOR THE TRANSACTION, AS ESTABLISHED TO THE SATISFACTION OF THE COMPANY, BY OPINION OF COUNSEL OR OTHERWISE."

        The foregoing legend shall be removed from the certificates representing any Liberty Shares, at the request of the holder thereof, at such time as (i) such shares are sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act, (ii) such shares become eligible for resale pursuant to Rule 144(k), or (iii) an opinion of counsel reasonably satisfactory to Liberty Media is obtained to the effect that such legend is not required.

ARTICLE III

LC MERGER

Section 3.1    The LC Merger.

        Subject to the provisions of this Agreement, as soon as practicable following the First Effective Time, LMC Capital shall cause to be filed a certificate of ownership and merger and such other appropriate documents and instruments (collectively, the "LC Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and DLLCA (as defined below), as shall be necessary or desirable in order to effect the LC Merger (as defined below). The LC Merger shall become effective upon filing the LC Certificate of Merger with the Secretary of State of the State of Delaware (the time the LC Merger becomes effective being the "Second Effective Time"). At the Second Effective Time, the Surviving Corporation shall be merged with and into LMC Capital pursuant to Section 264 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act

("DLLCA"), and the separate existence of the Surviving Corporation shall cease, and LMC Capital shall continue as the surviving limited liability company (sometimes referred to herein as the "Surviving LLC") under the laws of the State of Delaware (the "LC Merger"). The name of the Surviving LLC shall be "LMC Capital LLC."

Section 3.2    Effect of the LC Merger.

        From and after the Second Effective Time, the LC Merger will have the effects set forth in Section 259 of the DGCL and Section 18-209 of the DLLCA. If, at any time after the Second Effective Time, the Surviving LLC determines that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving LLC its rights, title and interests in, to or under any of the rights, properties or assets of LMC Capital and the Surviving Corporation, or otherwise to carry out the intent and purposes of the LC Merger, the officers and directors of the Surviving LLC shall be authorized to execute and deliver, in the name and on behalf of each of the Surviving LLC, LMC Capital and the Surviving Corporation, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of each of the Surviving LLC, LMC Capital and the Surviving Corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all rights, title and interests in, to and under such rights, properties or assets in the Surviving LLC or otherwise to carry out the intent and purposes of the LC Merger.

Section 3.3    Certificate of Organization and Operating Agreement.

        At the Second Effective Time, the certificate of organization and the operating agreement of LMC Capital, as in effect immediately prior to such time, will be the certificate of organization and the operating agreement of the Surviving LLC until thereafter altered, amended or repealed as provided therein or in the DLLCA.

Section 3.4    Conversion of Securities.

        After the First Effective Time, the only class of capital stock of the Surviving Corporation of which shares will be issued and outstanding will be the Surviving Corporation Common Stock. At the Second Effective Time, subject and pursuant to the terms of this Agreement, the DLLCA and the DGCL, by virtue of the LC Merger and without any action on the part of the Surviving Corporation, LMC Capital, Liberty Media or any other person, each treasury share and each issued and outstanding share of Surviving Corporation Common Stock will be canceled and retired. At the Second Effective Time, the holders of capital stock of the Surviving Corporation will cease to have any rights with respect to such shares.

Section 3.5    Closing of Stock Transfer Books.

        At the Second Effective Time, the Surviving Corporation stock transfer books will be closed with respect to the shares of Surviving Corporation capital stock outstanding immediately prior to the Second Effective Time, and there will be no further registration of transfers on the Surviving Corporation stock transfer books of shares of Surviving Corporation Common Stock outstanding immediately prior to the Second Effective Time.

ARTICLE IV

IRS CLASSIFICATION

        This Agreement is intended to constitute a "plan of reorganization," and the transactions contemplated hereby are intended to constitute a "reorganization," both within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

ARTICLE V

APPRAISAL RIGHTS

        Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of LW Preferred Stock held immediately prior to the First Effective Time by a person other than Merger Sub (a "Dissenting Stockholder") who properly demands appraisal of such shares ("Dissenting Shares") in accordance with Section 262 of the DGCL, shall not be converted into shares of Liberty Media Series A Common Stock as described in Section 2.4, but shall be converted into the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the First Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder's shares of LW Preferred Stock shall no longer be considered Dissenting Shares for purposes of this Agreement and such holder's shares of LW Preferred Stock shall thereupon be deemed to have been converted, at the First Effective Time, into the right to receive the merger consideration set forth in Section 2.4. Any payment to a holder of LW Preferred Stock ordered by the Delaware Court of Chancery pursuant to Section 262 of the DGCL shall be made by the Surviving Corporation (or the Surviving LLC, as its successor) out of its own funds.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Deliveries.

        Prior to the First Effective Time, (i) LMC Capital shall deliver to the appropriate parties stock powers duly executed in blank and in proper form for transfer of the LW Shares to Merger Sub pursuant to this Agreement, and (ii) Liberty Media will deliver to the appropriate parties authorization to issue the shares of Liberty Media Series A Common Stock pursuant to the LW Merger.

Section 6.2    Termination.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Effective Time or Second Effective Time, as applicable (and whether before or after board of director, stockholder or member approvals have been obtained) by Liberty Media for any reason. In the event of such termination, none of the parties hereto shall have any obligation or liability to one another with respect to the transactions contemplated hereby, other than any obligations or liabilities incurred prior to such termination.

Section 6.3    No Third-Party Rights.

        Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and for the benefit of no other person or entity.

Section 6.4    Entire Agreement.

        This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

Section 6.5    Amendment, Modification or Waiver.

        Subject to Section 6.2 hereof, neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed or construed as a further or continuing waiver of any such term, provision or condition of this Agreement or any other term, provision or condition of this Agreement; but any party hereto may waive its rights in any particular instance by written instrument of waiver.

Section 6.6    Binding Effect; Benefit; Successors And Assigns.

        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

Section 6.7    Severability.

        It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof.

Section 6.8    Specific Performance.

        Each of the parties hereto hereby acknowledges that the benefits to the other parties of the performance by such party of its obligations to be performed under this Agreement are unique, that the other parties hereto are willing to enter into this Agreement only upon performance by such party of such obligations and that monetary damages may not afford adequate remedy for failure to perform any of such obligations. Accordingly, each of the parties hereto hereby consents to specific performance of its obligations hereunder and waives any requirement for securing or posting of any bond in connection with the obtaining by the other party or parties of any injunctive or other equitable relief to enforce its or their rights hereunder.

Section 6.9    Further Assurances.

        Each of the parties hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and documents, and take all such actions, as any other party may reasonably request and as may reasonably be required in order to effectuate the purposes and intents of this Agreement and to carry out the terms hereof, including, without limitation, to vest in Merger Sub, prior to the Effective Time, the record ownership of all of the LW Shares.

Section 6.10    Headings; Counterparts.

        The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of such counterparts shall together constitute one and the same instrument.

Section 6.11    Governing Law.

        This Agreement and the legal relations among the parties hereto shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

        [Signature page immediately follows.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President
LMC CAPITAL LLC

By Liberty Media Corporation, its sole member and manager
	By:	/s/ Elizabeth M. Markowski
		Name:	Elizabeth M. Markowski
		Title:	Senior Vice President
LW MERGER SUB, INC.

By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President
LIBERTY WEBHOUSE, INC.

By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President

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  EXHIBIT 2.1
AGREEMENT AND PLAN OF REORGANIZATION among LIBERTY MEDIA CORPORATION, LMC CAPITAL LLC LW MERGER SUB, INC. and LIBERTY WEBHOUSE, INC. Dated as of May 6, 2004